Chapman Petroleum Engineering Ltd.

445, 708 - 11th Avenue S.W., Calgary, Alberta T2R 0E4 • Phone: 1403) 266-4141 • Fax. (403) 266-425 • www.chapeng.ob.ca

March 29, 2010

Delta Oil & Gas Inc.
300, 1055 West Hastings St.
Vancouver, BC
V6E 2E9

Attention: Mr. Kulwant Sandher

Re:   Delta Oil & Gas Inc. (the "Company")
         Consent Letter

As independent engineering consultants, we hereby consent to the use of our report entitled "Reserve and Economic Evaluation Oil Property Wordsworth Saskatchewan Owned by Delta Oil & Gas Inc." dated Jan 21, 2010 and data extracted there from (and all references to our Firm) included in or made a part of this Form 10K Annual Report to be filed on or about March 31, 2010.

Chapman Petroleum Engineering Ltd.

Name:  Charlie Chapman
Title:    President

March 29, 2010
[Calgary, Alberta]

Yours very truly,

Chapman Petroleum Engineering Ltd.

/s/ Charlie Chapman
C. W. Chapman, Eng.
President

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